Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

First Commonwealth Financial Corporation (hereinafter “Employer”) and John J. Dolan and his heirs, executors, administrators, successors, and assigns (collectively referred to hereafter as “Executive”), agree to and intend to be legally bound by the following:

1. Voluntary Resignation by Executive. Pursuant to Section 2.04 of the Employment Agreement between Executive and Employer dated as of March 1, 2007 (the “Employment Agreement”), Executive hereby voluntarily resigns and retires from employment and from each officer, director, committee membership and other position with Employer and each of its subsidiaries and affiliates (as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (an “Affiliate”), including without limitation First Commonwealth Bank, First Commonwealth Insurance Agency, Inc. and First Commonwealth Financial Advisors, Inc., in each case, effective as of the end of business on December 31, 2011 (the “Retirement Date”). Employer and each of its subsidiaries and Affiliates are referred to herein individually as an “Employer Entity” and collectively as the “Employer Entities”. Executive agrees to take any action required by the Employer Entities to effectuate any such resignations. Executive’s last day of employment with Employer will be the Retirement Date.

Employer, on behalf of each Employer Entity, hereby accepts Executive’s resignation effective as of the Retirement Date and hereby waives the 60 days’ prior written notice by Executive otherwise required pursuant to Section 2.04 of the Employment Agreement. Employer and Executive acknowledge and agree that the term of Executive’s employment under the Employment Agreement expires on the Retirement Date.

2. Payment of Accrued Benefits. Within thirty (30) days following the Retirement Date, or such earlier date as may be required by law, Employer will pay to Executive any accrued and unpaid base salary and paid time-off, less legally required taxes and withholdings.

3. Severance Pay and Benefits. In consideration of executing and not revoking this Agreement and General Release (“Agreement”) and in consideration of Executive’s adherence to the promises made herein, Employer agrees that:

(a) Employer will pay Executive severance in the form of salary continuation in an amount equal to eighteen (18) months of Executive’s current annualized base salary ($460,000), payable in accordance with the following schedule, in each case, less legally required taxes and withholdings: (i) an amount equal to sixty-one (61) weeks of Executive’s current annualized base salary payable in accordance with Employer’s normal payroll practices commencing on the first regular pay day following thirty (30) days after the Retirement Date and (ii) a lump sum payment in cash payable on March 15, 2012 in an amount equal to seventeen (17) weeks of Executive’s current annualized base salary.

(b) During the period of eighteen (18) months commencing on the Retirement Date (the “Severance Period”), Employer will pay the full cost of continued coverage for Executive and his family members that are covered as of the Retirement Date under Employer’s medical, dental, vision and other health plans, which continued coverage shall run concurrently with any rights Executive has to continue health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law.

(c) Employer shall provide reasonable outplacement services to Executive for a period of eighteen (18) months commencing as of the Release Effective Date (as defined in Section 5) in an amount not to exceed $20,000 in the aggregate.

(d) Executive shall become vested in one-third of the shares of restricted stock awarded to Executive under the First Commonwealth Financial Corporation 2011-2013 Long-Term Incentive Plan (the “LTIP”) for the 2011-2013 performance cycle, effective at the completion of the applicable performance cycle if, and only if, all applicable performance criteria for such award is met in accordance with the terms of such plan and the award agreement related thereto. To the extent that such shares of restricted stock become issued in accordance with the immediately preceding sentence, Employer shall, on the date the shares are issued or as soon as practicable thereafter, remove the restrictions on such shares to the extent permitted by and in accordance with the terms of the LTIP.

(e) If Executive should die during the Severance Period, any remaining payments due and owing under Section 3(a) will be paid and any shares due and owing under Section 3(d) will be issued, in the same manner and time as above, by Employer to Executive’s designated beneficiary that he names here: My designated beneficiary for such payments is Kimberly A. Dolan. For the avoidance of doubt, the benefits provided in Section 3(b) shall also survive Executive’s Death

(f) If Executive applies for unemployment benefits requiring Employer to designate the reason for Executive’s separation from employment, Employer shall characterize it as a “separation from employment - willful misconduct not alleged.” Employer shall take no affirmative actions seeking to preclude Executive’s recovery of unemployment benefits.

(g) Executive acknowledges and agrees that Executive would not receive the benefits specified in Section 3 above, except for Executive’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

(h) Executive currently has a mortgage on his home through Employer. Employer agrees that the terms of such mortgage shall remain the same after the Retirement Date as they were prior to the Retirement Date.

(k) On the Release Effective Date, Employer agrees to pay Executive’s reasonable legal fees related to him entering into this Agreement, not to exceed $5,000.

4. Other Compensation and Benefits.

(a) Except as expressly provided for in Section 3, Executive will not be entitled to severance or separation pay or benefits under any plan, program, policy, practice or other arrangement of any Employer Entity, including without limitation the Employment Agreement, the Change of Control Agreement entered into between Employer and Executive dated October 18, 2005 (the “Change of Control Agreement”) or Employer’s Severance Policy, provided however, that prior to the Retirement Date, Executive shall have the rights and benefits under the Change of Control Agreement, any equity based plan, award or arrangement (e.g., option awards) and any welfare plan or arrangement as set forth in the terms thereof.

(b) Except as expressly provided for in Section 3 or 4(c) of this Agreement, during the Severance Period, Executive will not be eligible to participate in any Employer Entity equity-based incentive, other incentive, 401(k) savings, employee stock ownership, deferred compensation, supplemental retirement, supplemental savings, life insurance, short or long term disability, employee welfare benefit, fringe benefit, perquisite, vacation, paid time-off or other employee benefit plan, program, policy, practice or other arrangement of any Employer Entity.

(c) Any outstanding options or other equity based awards held by Executive to purchase or acquire Employer stock under any equity-based plan of any Employer Entity will be subject to the exercisability, vesting and forfeiture provisions of the respective plan, including as has been modified by Section 3(d). Any benefits Executive has with respect to his employment for periods on or prior to the Retirement Date under any annual incentive, deferred compensation, supplement retirement or savings, 401(k), employer stock ownership or similar plan of any Employer Entity will be paid in accordance with the terms of such plan.

5. Revocation. Executive may revoke this Agreement for a period of seven (7) calendar days following the day Executive executes this Agreement. Any revocation within this period must be submitted, in writing, to Matthew C. Tomb, Executive Vice President, Chief Risk Officer, General Counsel and Secretary of Employer, at 22 North Sixth Street, Indiana, Pennsylvania 15701, and state, “I hereby revoke my acceptance of the Separation and Release Agreement I entered into with First Commonwealth Financial Corporation dated December 5, 2011.” The revocation must be personally delivered to Mr. Tomb or mailed to Mr. Tomb certified mail, return receipt requested and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired without revocation (the “Release Effective Date”).

6. General Release of Claims.

(a) Executive hereby knowingly and voluntarily releases and forever discharges Employer, its parent, Affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, shareholders, members, officers, directors and agents thereof and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of any Employer Entity (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which the Executive has or may have against any Releasee arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date Executive executes this Agreement, examples include, but are not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Equal Pay Act of 1963;

•	The Genetic Information Nondiscrimination Act;

•	The Family and Medical Leave Act;

•	Uniformed Services Employment and Reemployment Rights Act;

•	The Pennsylvania Human Relations Act;

•	COBRA;

•	Any other federal, state or local civil or human rights law or any other local, state public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters (all of the above collectively referred to as “Claims”).

(b) This release is intended to be a general release, and excludes only those Claims under any statute or common law that Executive is legally barred from releasing. Executive is advised to seek independent legal counsel if Executive seeks clarification on the scope of this release. Signing this Agreement does not waive Executive’s right to seek a judicial determination of the validity of Executive’s release of rights arising under the Age Discrimination in Employment Act

(c) Nothing herein is intended to or shall preclude Executive from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Executive, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.

(d) Other than filing suit to determine the validity of Executive’s release under the ADEA as set forth in Section 6(b) or filing a charge consistent with Section 6(c), Executive covenants not to file any lawsuit, charge, complaint, allegation or cause of action in any forum regarding his employment with or his termination of employment from or any position with any Employer Entity. If Executive breaches this covenant, he agrees to forfeit any and all consideration offered to him in this Agreement.

(e) Employer and Executive agree that this Agreement does not waive any rights or claims that may arise (i) under the terms of this Agreement and/or (ii) any rights to indemnification, advancement of expenses or insurance coverage currently in effect.

7. Affirmations. Executive represents and agrees by signing below that Executive has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Employer and has no known workplace injuries or occupational diseases. Executive affirms that Executive has not filed, nor has Executive caused to be filed, nor is Executive presently a party to any claim, complaint, or action against Releasees in any forum or form. Other than the consideration set forth in Section 3, Executive further affirms that Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Executive, except as provided in this Agreement.

Executive agrees that as of the date this Agreement is executed, Executive has no knowledge of any perceived or alleged failure by any Employer Entity to comply with federal, state or local laws and regulations governing any Employer Entity which Executive has failed to disclose to Employer.

Executive affirms that nothing in this Agreement is to be construed as an admission of any Releasee, any such wrongdoing being expressly denied.

8. Business Expenses. Employer will reimburse Executive for any un-reimbursed, reasonable business expenses incurred by Executive on or before the Retirement Date, pursuant to Employer’s reimbursement policies, provided that Executive present all expense reports to Employer in accordance with such policies. All such expense reports must be submitted within thirty (30) days following the Retirement Date.

9. Withholding Taxes and Other Deductions. Employer may withhold from any payments made to Executive any applicable federal, state, local and other taxes (such as employment taxes), and such other deductions as are prescribed by law. This includes withholding amounts from payments made pursuant to Sections 2, 3 or 4 above in order to satisfy any withholding obligations.

10. Restrictive Covenants. Executive acknowledges and agrees that he will comply with the provisions of Articles III and IV of the Employment Agreement, and, without limiting the generality of the foregoing and notwithstanding the one year period specified therein, further agrees to comply with the provisions of Section 4.02 (Non-Solicitation of Employees) and Section 4.06 (Non-Compete) of the Employment Agreement for a period of eighteen (18) months following the Retirement Date.

11. Breach of this Agreement. In the event that Executive materially breaches any obligation under this Agreement, the Employment Agreement or any continuing obligation that Executive has to any Employer Entity under common law, or otherwise engages in tortious behavior that causes damages to any Employer Entity in any way, Employer will have the right (after written notice to Executive) to not provide Executive with, or to cease providing Executive with, any amounts or benefits that would otherwise be provided during the Severance Period, including those under Section 3 above.

12. Return of Confidential Information and Documents. Executive hereby covenants that he will return to Employer by the Retirement Date all documents, memoranda, letters, correspondence, electronic mail, notes, plans, records, reports, lists and other documents, including hard and electronic copies, relating to Employer’s business and that he will not retain copies of this information in any form whatsoever. If Executive subsequently discovers any such material, he will promptly return it to Employer, marked to the attention of the General Counsel. Executive agrees that he will return to Employer, on or prior to the Retirement Date, any and all of Employer’s property in his possession, including but not limited to credit cards, security key cards, telephone cards and identification cards.

13. Current Employment. Executive waives any claim or right to reinstatement, recall or future employment with Releasees as defined in Section 6 herein. Executive agrees that he will not seek reemployment with Releasees.

14. Public Announcement. Except as required by law or stock exchange requirement, Employer shall issue a public announcement concerning Executive’s resignation from Employer in a mutually agreed upon form attached hereto as Exhibit A. Except as required by law or stock exchange requirement, any public disclosure related to Executive’s resignation and retirement shall be consistent with Exhibit A.

15. Nondisparagement. Executive agrees that he shall not, in writing or orally, or through conduct, disparage, deprecate, discredit, vilify or otherwise say anything negative about Releasees. Executive agrees never to disparage the services, products, customers, or employees of Releasees. These prohibitions include, without limitation, any such statements made through use of social media sites, such as Facebook or Twitter.

16. Continued Cooperation. In consideration of the severance pay and benefits provided pursuant to this Agreement, during the Severance Period Executive agrees to remain available to assist Employer in the transition to a new Chief Executive Officer and to consult on a limited basis on legacy issues, not to exceed five (5) hours per week. To the extent Executive is required to travel (either at the request of Employer or due Executive’s relocation of residence) to provide this cooperation, Employer will pay for Executive’s reasonable out-of-pocket travel expenses in accordance with Employer’s expense reimbursement policies.

17. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law.

18. Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

19. No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by any Employer Entity, or evidence of any liability or unlawful conduct of any kind.

20. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

21. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to Executive’s separation from service with each Employer Entity, and except as otherwise provided in Section 10 of this Agreement, supersedes any and all prior agreements, oral or written, with respect thereto, including without limitation the Employment Agreement, the Change of Control Agreement entered into between Employer and Employee dated October 18, 2005 and the Employer’s Severance Policy.

22. Section 409A.

(a) This Agreement will be administered, interpreted and construed in compliance with Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”), including any exemption thereunder. Each payment hereunder, including each installment payment, shall be treated as a separate payment for purposes of Section 409A. For purposes of this Agreement, to the maximum extent permitted by Section 409A, separation pay is intended to be exempt from Section 409A pursuant to exemptions for short-term deferrals as specified in Treas. Reg. § 1.409A-1(b)(4) and separation pay due to an involuntary separation from service or participation in a window program as specified in Treas. Reg. § 1.409A-1(b)(9)(iii) (and any amount paid within the first six months following the Retirement Date will be deemed to be in accordance with such exemptions) and reimbursement and certain other separation payments in Treas. Reg. 1.409A-1(b)(9)(v) and other exemptions available under Section 409A. With respect to payments, if any, subject to Section 409A (and not excepted therefrom), each such payment is paid as a result of a permissible distribution event, and at a specified time, consistent with Section 409A. Executive has no right to, and there shall not be, any acceleration or deferral with respect to payments hereunder. Executive acknowledges and agrees that Releasees shall not be liable for, and nothing provided or contained in this Agreement will obligate or cause the Releasees to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A. For purposes of this Agreement, any reference to “resignation”, “termination of employment”, “termination” or similar reference shall be construed to be a reference to “separation from service” within the meaning of Section 409A.

(b) Notwithstanding any other provision of this Agreement to the contrary, to the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in Section 409A), and Executive is a “specified employee” (as defined and determined under Section 409A and any relevant procedures that Employer may establish) at the time of his “separation from service,” then such payment or benefit will not be made or provided to Executive until the day after the date that is six months following Executive’s “separation from service,” at which time all payments or benefits that otherwise would have been paid or provided to Executive under this Agreement during that six-month period, but were not paid or provided because of this clause, will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period). This six-month delay will cease to be applicable if Executive “separates from service” due to death or if Executive dies before the six-month period has elapsed, in which event any such payments or benefits will be paid or provided to Executive’s estate within thirty (30) days of the date of death.

23. Signatures. This Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument.

24. Assignment. Employer and Releasees have the right to assign this Agreement, but Executive does not. This Agreement inures to the benefit of the successors and assigns of the Employer, who are intended third party beneficiaries of this Agreement.

EXECUTIVE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTIVE’S EXECUTION. UNDER NO CIRCUMSTANCES SHALL EXECUTIVE HAVE MORE THAN 30 DAYS FROM THE EFFECTIVE DATE TO SIGN AND DELIVER THIS AGREEMENT, OTHERWISE THIS AGREEMENT SHALL BE WITHDRAWN HAVING NO FORCE OR EFFECT. EXECUTIVE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.

EXECUTIVE AFFIRMS THAT HE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT AND THAT HE HAS HAD THE BENEFIT OF ADVICE OF COUNSEL OR HAS KNOWINGLY WAIVED SUCH ADVICE AND THAT HE KNOWINGLY AND VOLUNTARILY, OF HIS OWN FREE WILL, WITHOUT ANY DURESS, BEING FULLY INFORMED, AND AFTER DUE DELIBERATION, ACCEPTS ITS TERMS AND SIGNS THE SAME AS HIS OWN FREE ACT. EXECUTIVE UNDERSTANDS AND AFFIRMS THAT AS A RESULT OF EXECUTING THIS AGREEMENT, HE WILL NOT HAVE THE RIGHT TO ASSERT THAT ANY EMPLOYER ENTITY VIOLATED ANY OF HIS RIGHTS IN CONNECTION WITH HIS EMPLOYMENT OR TERMINATION OF EMPLOYMENT.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN SECTION 3 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

FIRST COMMONWEALTH FINANCIAL CORPORATION			EXECUTIVE

By:	/s/ Matthew C. Tomb		/s/ John J. Dolan
	Name:	Matthew C. Tomb	John J. Dolan
	Title:	Executive Vice President, General Counsel and Chief Risk Officer

Date:			Date:

December 5, 2011			December 5, 2011